Exhibit 10(a)

Executive Compensation

Item 3 – Approve the Company’s Amended and Restated

Long-Term Incentive Compensation Plan

Introduction

On February 26, 2019, the Board approved an amendment and restatement (Plan Amendment) of our Long-Term Incentive Compensation Plan (LTICP). The primary purposes of the Plan Amendment are to (i) increase the number of shares of our common stock available for awards under the LTICP by an additional 200 million shares and (ii) provide that subject to the share limitations within the LTICP, awards may be granted under the LTICP through the tenth anniversary of the 2019 annual meeting. The Plan Amendment also provides (i) that dividends and dividend equivalents may be accumulated but will not be paid with respect to unvested awards unless and until such awards vest and (ii) for at least 95% of awards to have at least a one year vesting period. In addition, the Plan Amendment makes certain additional clarifying and other changes to the terms of the LTICP. The Plan Amendment will not take effect unless shareholders approve it at the annual meeting.

Share Increase 200 million shares Estimated to allow for the grant of equity awards over the next four to five years	Plan Extension 10 years subject to share limitations	Other Best Practice Changes Accumulated dividends and dividend equivalents will not be paid on unvested awards At least 95% of awards must have at least a one year vesting period

Shares Available Under the LTICP

If shareholders approve the Plan Amendment, the maximum number of shares that may be issued under the LTICP on or after January 1, 2019, assuming no cancellation or forfeiture of outstanding awards, will be 352,307,259 shares. Assuming the maximum number of performance shares and including dividend equivalents through December 31, 2018 on RSRs and on the maximum number of performance shares, this number represents 60,299,339 shares subject to outstanding awards as of January 1, 2019 and 92,007,920 shares available for but not yet subject to a grant or award as of January 1, 2019, plus the additional 200 million shares authorized by the Plan Amendment.

Potential Dilution

Based on 4,581,253,608 shares of our common stock outstanding as of December 31, 2018, if all 60,299,339 shares subject to outstanding awards and all 92,007,920 shares available for future awards are ultimately issued, the shareholder dilution would be approximately 3.3%. If all of the additional 200 million shares authorized by the Plan Amendment are also ultimately issued, the shareholder dilution would be approximately 7.7%. Both dilution percentages assume that shares subject to awards will be issued on a one-for-one basis even though since March 1, 2009 each share issued under awards other than options or stock appreciation rights (SARs) counts as two shares against the LTICP share reserve. On March 1, 2019, the closing market price of our common stock was $50.03.

Purpose of the LTICP

The Board believes that the LTICP is an important way to attract, retain, and motivate key team members and directors to produce growth in shareholder value and provide incentive compensation. Participation in the LTICP rewards key team members and directors for superior performance by giving them an opportunity to participate in this growth. In addition, in 2018, we used approximately 23,703,940 shares of our LTICP share reserve (taking into account that RSRs count as two shares against the LTICP share reserve) as a broad-based incentive grant to each of approximately 250,000 employees. These employees were each granted RSRs with respect to 50 shares (with respect to 30 shares for part-time U.S. employees) vesting after two years of continued service after the grant, subject to earlier vesting in full or in part in the case of the employee’s death or disability or in other limited circumstances. This grant was given to team members for the important role they play in the Company’s efforts to rebuild trust and to show team members that we value their contributions to our long-term success.

Executive Compensation

Share Usage

We are asking shareholders to approve the LTICP in the form included at the end of this proxy statement as Appendix A. The Board believes the additional 200 million shares for which we are requesting approval will provide a reasonable pool of equity awards that will allow us to continue using equity awards as a fundamental part of our compensation framework in alignment with our compensation principles. Based on our current grant practices and possible business growth, we estimate that the increased share reserve will allow us to continue to grant additional equity awards for approximately four to five years. The actual number of years could be influenced by a number of factors, including business growth, stock price, competitive pay practices, regulatory requirements, and our continued use of performance-based awards. Shareholders last approved an amendment and restatement of the LTICP in 2013.

Description of the LTICP

The following is a summary description of the LTICP reflecting the Plan Amendment. The full text of the LTICP reflecting the Plan Amendment is included at the end of this proxy statement as Appendix A. Shareholders are urged to read the LTICP, as the summary of the material terms is qualified in its entirety by reference to the text of the LTICP set forth in Appendix A.

LTICP Term

The Plan Amendment will become effective upon approval by the Company’s shareholders if the shareholders approve the Plan Amendment at the 2019 annual meeting. Under the Plan Amendment, no awards may be granted under the LTICP after the tenth anniversary of the date the Plan Amendment becomes effective, but any award granted prior to the tenth anniversary of the effective date may extend beyond that date.

Shares Authorized

If shareholders approve the Plan Amendment, a total of 352,307,259 shares will be issuable on or after January 1, 2019. If shareholders do not approve the Plan Amendment, a total of 152,307,259 shares will be issuable on or after January 1, 2019. The number of shares available for issuance under the LTICP is not reduced by shares counted with respect to awards that have been canceled, expired, forfeited or settled in cash or substitute awards granted in connection with a transaction.

Share Formula

Each share issued under awards other than stock options or SARs will count against the number of shares available under the LTICP as two (2) shares. Shares issued under stock options or SARs count against the shares available under the LTICP on a share-for-share basis.

Committee

The LTICP is administered by the HRC with respect to awards to employees and by the GNC with respect to non-employee directors or is administered by such other committee of two or more directors established by the Board from time to time (Committee).

Eligibility

Members of our Board, and employees and certain former employees (with respect to certain compensation earned while employed) selected by the Committee, are eligible to become participants in the LTICP. As of March 1, 2019, we had 12 non-employee directors and approximately 260,000 employees.

Director Awards

The Committee determines all awards to non-employee directors and such awards are not subject to management’s discretion. From time to time, the Committee will set the amount and the type of award that will be granted to non-employee directors on a periodic, nondiscriminatory basis. The Committee may also set additional awards to be granted to non-employee directors also on a periodic, nondiscriminatory basis based on one or more of the following criteria: (i) service as the chair of a Board committee; (ii) service as the Board Chair or Lead Director; (iii) the number or type of Board committees on which a director serves; or (iv) the first selection or appointment of an individual to the Board.

Executive Compensation

Award Types

The Committee may grant awards in the form of stock options, SARs, restricted stock, RSRs, performance shares, performance units, stock awards, or performance-based cash awards.

Individual Award Limits

Subject to certain anti-dilution and other adjustments, no participant may be granted in any calendar year (i) stock options or SARs covering more than 14,000,000 shares; or (ii) awards other than stock options or SARs covering more than 4,000,000 shares.

The maximum cash award under the Performance Policy portion of the LTICP payable in any calendar year to a participant may not exceed two-tenths of one percent (0.2%) of the Company’s “net income.” In addition, pursuant to an award of performance units granted under the LTICP that is intended to satisfy the requirements for “performance-based compensation” under prior IRC Section 162(m), the maximum cash amount payable in any calendar year to any participant may not exceed a dollar amount equal to two-tenths of one percent (0.2%) of the Company’s “net income” for that calendar year. For the purposes of the LTICP, the term “net income” means our net income for the applicable performance period as reported in our consolidated financial statements, adjusted to eliminate the effect of (i) losses resulting from discontinued operations; (ii) extraordinary gains or losses; (iii) the cumulative effect of changes in generally accepted accounting principles; and (iv) any other unusual or infrequently occurring gain or loss which is separately identified and quantified.

Administration

Subject to the provisions of the LTICP, the Committee has the power to:

•	Prescribe, amend, and rescind rules and regulations relating to the LTICP and to define terms not otherwise defined therein;

•	Determine which persons are eligible to participate, to which of such participants, if any, awards shall be granted, and the timing of any such awards;

•

Grant awards to participants and determine the terms and conditions thereof, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•	Establish and certify the extent of satisfaction of any performance criteria or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any award;

•

Prescribe and amend the terms of the agreements or other communications evidencing awards made under the LTICP (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by participants under the LTICP;

•

Determine the appropriate adjustment, if any, as a result of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, stock dividend, or similar transactions or changes in the number or kind of outstanding shares or any stock or other securities into which such shares shall have been exchanged;

•

Determine whether, in connection with certain changes in shares or a change in control, to accelerate the exercisability of awards and provide for the cancellation of such accelerated awards not exercised within a period determined by the Committee or to terminate any awards for an equitable cash amount;

•

Subject to the LTICP’s prohibitions on re-pricing, make adjustments in recognition of unusual or infrequently occurring events or changes in applicable laws (including non-U.S. laws), regulations, or accounting principles in order to prevent dilution or enlargement of the benefits;

•

Interpret and construe the LTICP, any rules and regulations under the LTICP, and the terms and conditions of any award granted thereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

•	Make all other determinations deemed necessary or advisable for the administration of the LTICP.

Executive Compensation

Stock Options

Stock options may be granted as non-qualified stock options or incentive stock options, and must be granted at a price no lower than the fair market value of the stock on the day of grant. However, non-employee directors and former employees are not eligible for incentive stock options. Stock options may be exercised during a period of time fixed by the Committee, except that (i) stock options may not become fully vested until at least one year after the date of grant (except upon a change in control or termination of employment due to death, disability, or retirement); and (ii) no stock option may be exercised more than ten years after the day it is granted. Otherwise, the Committee has discretion to determine the number of shares subject to an option (subject to the LTICP’s stated limits), the vesting, expiration, and forfeiture provisions for options, the restrictions on transferability of an option, and any other terms and conditions otherwise consistent with the LTICP. The exercise price of an option may be paid through various means acceptable to the Committee, including in cash or, to the extent allowed by the Committee, by delivering (either physically or by attestation) previously owned shares or by delivering to us the proceeds of shares of our common stock issuable under an option or by other methods approved by the Committee. The LTICP prohibits re-pricing stock options without shareholder approval.

Stock Appreciation Rights

A stock appreciation right (SAR) entitles a participant to receive a payment, in cash, common stock, or a combination of both, in an amount equal to the difference between the fair market value of our common stock at the time of exercise and the exercise price of the award, which may not be lower than the fair market value of our common stock on the day of grant. SARs may be exercised during a period of time of up to ten years after the grant date, as fixed by the Committee. SARs may be granted either in tandem with, or as a component of, other awards granted under the LTICP, or not in conjunction with other awards and may, but need not, relate to a specific option. SARs are generally subject to the same terms and limitations as options or, when granted in tandem with other awards, to the same terms as those other awards. SARs cannot be re-priced without shareholder approval.

Restricted Stock, Restricted Share Rights and Stock Awards

An award of restricted stock consists of a specified number of shares of our common stock that are subject to restrictions on transfer, conditions of forfeiture, and any other terms and conditions for periods determined by the Committee. Prior to the termination of the restrictions, a participant may vote the restricted stock unless the Committee determines otherwise, but may not sell or otherwise transfer the shares. Dividends or distributions paid with respect to unvested restricted stock are subject to the same restrictions and vesting schedule as the underlying restricted stock. Dividends or distributions may be accumulated but shall not be paid with respect to unvested restricted stock unless and until the vesting conditions are satisfied. The Committee may also make stock awards of common stock without restrictions except that such awards to team members can be made only if in lieu of salary, cash bonus, or other cash compensation.

An award of RSRs entitles a participant to receive a specified number of shares of our common stock upon the expiration of a stated vesting period. It may also include the right to dividend equivalents, to the extent provided by the Committee but shall not be paid with respect to unvested RSRs unless and until the vesting conditions are satisfied although they may be accumulated until such time. Dividend equivalents with respect to unvested RSRs are subject to the same restrictions and vesting schedule as the RSRs to which the dividend equivalents relate. Unless the Committee determines otherwise, after a RSR vests, the shares of common stock specified in the award will be issued to the participant. A participant who has been awarded RSRs may not vote the shares of common stock subject to the RSRs until the shares are issued. Until the vesting period applicable to a RSR award expires and the shares are issued, the participant also may not transfer or encumber any interest in the RSRs or in any related dividend equivalents.

The Committee has discretion to determine the terms of any award of restricted stock or RSRs, including the number of shares subject to the award (subject to the LTICP’s stated limits), and the minimum period over which the award may vest; provided that, subject to acceleration due to the participant’s death, disability, or retirement or a change in control of the Company and subject to a limited pool of awards (up to 5% of the aggregate number of shares under the LTICP) not subject to these restrictions, referred to as “shorter vesting awards,” (i) in no event may the grant, issuance, retention, vesting, and/or settlement of shares under an award of RSRs that is based on the level of achievement versus performance criteria be subject to a performance period of less than one year; and (ii) no condition that is based solely upon continued employment or the passage of time may provide for vesting or settlement in full of an award of RSRs over a term of less than one year from the date of grant. These limitations do not apply to either shorter vesting awards or awards of RSRs granted in lieu of salary, cash bonus, or other cash compensation.

Executive Compensation

Performance Shares, Performance Units and Performance Cash Awards

A grant of performance shares, performance units or performance cash awards entitles a participant to receive cash, common stock (which may be in the form of restricted stock or RSRs), or a combination of both, based on the degree of achievement of pre-established performance criteria over a performance period of one to five years, as determined by the Committee. The Committee has discretion to determine the terms of any award of performance shares, performance units or performance cash awards, including the maximum amount payable (subject to the LTICP’s stated limits), the performance period, which must be a period of between one and five years, performance criteria (which may be based on Company, group, unit, individual or other performance), and level of achievement versus these criteria, the timing of any payment, restrictions on an award of performance shares or performance units prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the LTICP. The Committee may specify that all or a portion of an award of performance shares, performance units or performance cash awards is intended to satisfy the requirements for “performance-based compensation” under prior Section 162(m) of the IRC using “qualifying performance criteria” described below.

Performance Criteria

The Committee may establish performance criteria and the level of achievement versus such criteria that determines the number of shares of common stock to be granted, retained, vested, issued, or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on qualifying performance criteria or other criteria based on Company, group, unit, individual or other performance. In addition, the Committee may specify a percentage of an award that is intended to satisfy the requirements for “performance-based compensation” under prior Section 162(m) of the IRC, provided that the performance criteria for any portion of an award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under prior Section 162(m) of the IRC shall be a measure based on one or more qualifying performance criteria selected by the Committee and specified at the time the award is granted. Notwithstanding satisfaction of any performance criteria, the number of shares issued under or the amount paid under an award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

Qualifying performance criteria for “performance-based compensation” under prior Section 162(m) of the IRC may be any one or more of the following performance criteria, in each case as specified by the Committee in the award: (i) earnings per share; (ii) business unit net earnings; (iii) return on realized common equity; (iv) total shareholder return; (v) return on assets; (vi) return on equity; or (vii) capital ratios (including, but not limited to, tier 1 and regulatory capital ratios).

The qualifying performance criteria may be applied either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group. In addition, the Committee may provide that qualifying performance criteria be adjusted as determined appropriate by the Committee to the extent consistent with prior Section 162(m) of the IRC including, without limitation, to reflect extraordinary, unusual or infrequently occurring events, transactions or other items; acquired, discontinued or disposed operations; effects of changes in accounting principles, tax or other laws or requirements; regulatory capital requirements; or similar events or circumstances. The maximum cash incentive compensation award for awards designed as “performance-based compensation” under prior Section 162(m) of the IRC payable in any calendar year to any covered executive officer may not exceed two-tenths of one percent (0.2%) of the Company’s “net income” as defined in the LTICP.

Tax Withholding

In connection with awards under the LTICP, the Company may withhold from any cash otherwise payable to a participant or require a participant to remit to us an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or SAR, the vesting of restricted stock, performance share, or stock award, or the payment of a RSR, performance unit, or performance-based cash award, or by delivery to the Company of previously-owned shares of common stock.

Transferability

Awards are not transferable or assignable unless provided otherwise by the Committee with respect to certain specified family-related transfers.

Executive Compensation

Amendment and Termination

The Board or the HRC or the GNC may modify, suspend, or terminate the LTICP but may not, without the prior approval of our shareholders, make any change to the LTICP that reduces the exercise price of or reprices outstanding stock options or SARs or otherwise amends the LTICP in any manner requiring shareholder approval by law or under the NYSE listing requirements.

Grants

Additional information about the LTICP and other plans pursuant to which awards in the form of shares of our common stock may be made to directors and employees in exchange for goods or services is provided under Equity Compensation Plan Information.

Since the initial approval of the LTICP in 1984 through March 1, 2019, the following number of stock options have been granted under the LTICP to the individuals and groups set forth below. Although the LTICP permits the grant of stock options, we have not granted stock options since 2013.

Timothy J. Sloan, CEO and President	3,839,368
John R. Shrewsberry, Sr. EVP, Chief Financial Officer	420,730
Mary T. Mack, Sr. EVP, Consumer Banking	—
Avid Modjtabai, Sr. EVP, Payments, Virtual Solutions and Innovations	1,344,562
Perry G. Pelos, Sr. EVP, Wholesale Banking	523,052
Current Executive Officers (Group)	7,029,560
John D. Baker II, Non-Employee Director	22,570
Donald M. James, Non-Employee Director	22,570
Current Non-Employee Directors (Group)	45,140
Non-Executive Officer Employees (Group)	696,640,323

No individual other than Richard M. Kovacevich, a former Chairman, President and Chief Executive Officer of the Company, has received 5% or more of the stock options granted since initial approval of the LTICP in 1984 through March 1, 2019. Mr. Kovacevich received 39,418,719 stock options.

Future Grants

No grants have been made that are contingent on the approval of the Plan Amendment by stockholders. Options or awards that may be granted in the future under the LTICP, as amended by the Plan Amendment, are within the discretion of the Committee. Under the directors equity compensation program currently in effect, unless otherwise determined by the Committee, each non-employee director elected at our 2019 annual meeting of shareholders will receive, under the LTICP, an award of our common stock having an award value of $180,000. A non-employee director who joins the Board as of any other date will receive, under the LTICP, as of such other date, a stock award based on the full-year award value prorated to reflect the number of months (rounded up to the next whole month) remaining until the next annual meeting of shareholders. The number of shares of our common stock subject to a stock award will be determined by dividing the award value by the NYSE-only closing price of our common stock on the date of grant (rounded up to the nearest whole share).

Certain Federal Income Tax Consequences

The following discussion of the U.S. federal income tax consequences of the LTICP is intended to be a general summary of applicable U.S. federal law as currently in effect. Foreign, state, and local tax consequences may differ and may be amended or interpreted differently during the term of the LTICP or of awards granted thereunder. Because the federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Executive Compensation

Non-Qualified Stock Options

A participant who is granted a non-qualified stock option will not recognize income and we will not be allowed a deduction at the time the option is granted. When a participant exercises a non-qualified stock option, the difference between the exercise price and any higher market value of the stock on the date of exercise (stock option gains) will be ordinary income to the participant and will generally be allowed as a deduction for federal income tax purposes to Wells Fargo. The capital gain holding period of the shares acquired will begin one day after the date the stock option is exercised. When a participant disposes of shares acquired by the exercise of the option, any amount received that is more than the fair market value of the shares on the exercise date will be treated as short-term or long-term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the exercise date, the loss will be treated as short-term or long-term capital loss, depending upon the holding period of the shares.

Incentive Stock Options

A participant who is granted an incentive stock option also will not recognize income and we will not be allowed a deduction at the time the option is granted. When a participant exercises an incentive stock option while employed by us or within the three-month period (one-year period, in the case of disability) after his or her employment ends, the participant will not recognize any ordinary income at that time. However, any excess of the fair market value of the shares acquired by such exercise over the exercise price will be an item of tax preference for purposes of any federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are disposed of more than two years after the date of grant and one year after the date of transfer of the shares to the participant (statutory holding periods), any sale proceeds that exceed the total exercise price of these shares will be long-term capital gain. Except in the event of the optionee’s death, if the shares are disposed of prior to the expiration of the statutory holding periods, referred to as a “disqualifying disposition,” generally, the amount by which the fair market value of the shares at the time of exercise exceeds the total exercise price will be ordinary income. If a disqualifying disposition occurs, we will generally be entitled to a federal tax deduction for a similar amount.

Stock Appreciation Rights

The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the cash or the fair market value of any shares received. We will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be treated as short-term or long-term capital gains (or losses), depending upon the holding period of the shares.

Restricted Stock, Restricted Share Rights, Performance Shares and Stock Awards

Grantees of restricted stock, RSRs, performance shares, or stock awards (to the extent such awards are unvested at the time of grant) do not recognize income at the time of the grant of such awards. However, when the award vests or is paid, as applicable, the grantee generally recognizes ordinary income in an amount equal to the fair market value of the stock at such time, and we will receive a corresponding deduction.

A participant could, within 30 days after the date of an award of restricted stock, performance shares or stock awards (but not an award of RSRs), elect to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the award at the time of grant. Any later appreciation in the value of the award would be treated as capital gain and realized only upon the sale of the stock subject to the award. If, however, the award is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the award, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income.

Performance Units and Cash

A participant will not have taxable income upon the grant of a contingent right to a performance unit or cash. Rather, taxation will be postponed until the performance unit or cash becomes payable. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

Executive Compensation

Tax Withholding

In connection with awards under the LTICP, we may withhold from any cash otherwise payable to a participant or require a participant to remit to us an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or SAR, the vesting of restricted stock, performance share, or stock award, or the payment of a RSR or performance unit or by delivery to us of previously owned shares of common stock.

Company Deduction and Section 162(m)

IRC Section 162(m) limits the otherwise allowable deduction for compensation during a calendar year paid to certain executive officers. Section 162(m) generally limits the otherwise allowable deduction to $1,000,000 for such executive officers unless payments are grandfathered as “performance-based” under prior IRC 162(m) pursuant to written binding contracts in effect on November 2, 2017.

Section 280G and Parachute Payment Treatment

Acceleration of vesting or payment of awards under the LTICP in the event of a change in control of the Company may cause part or all of the amount involved to be treated as an “excess parachute payment” under Section 280G of the IRC. Such treatment may subject the participant to a 20% excise tax and preclude deduction of such amounts by the Company.

Section 409A and Deferred Compensation Treatment

Under Section 409A of the IRC, certain awards granted under the LTICP could be determined to be nonqualified deferred compensation. Section 409A imposes on persons with nonqualified deferred compensation that does not meet the requirements of Section 409A (i) taxation immediately upon vesting of the nonqualified deferred compensation and earnings thereon (regardless of whether the compensation is then paid); (ii) interest at the underpayment rate plus 1%; and (iii) an additional 20% tax. To the extent applicable, the Company intends that awards granted under the LTICP be exempt from or comply with Section 409A.

 Item 3 – Approve the Company’s Amended and Restated Long- Term Incentive Compensation Plan

 Our Board recommends that you vote FOR the approval of the Amended and  Restated Long-Term Incentive Compensation Plan.